CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 033-25378 of Alpine Equity Trust on Form N-lA of our report dated December 19,2008, relating to the financial statements and financial highlights of Alpine Equity Trust, including Alpine Realty Income & Growth Fund, Alpine U.S. Real Estate Equity Fund, and Alpine International Real Estate Equity Fund, appearing in the Annual Report on Form N-CSR of Alpine Equity Trust for the year ended October 3 1,2008, and to the reference to us under the heading Independent Registered Public Accounting Firm in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also a part of this Registration Statement.

Milwaukee, Wisconsin
February 24,2009